ADVANCED SERIES TRUST

AST BlackRock Global Strategies Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 2nd day of April, 2015 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), and BlackRock International Limited (BlackRock or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1.    Based on the information supplied by the Co-Managers, the Subadviser has categorized the Co-Managers and the Trust as Professional Clients. By accepting the provision of investment management services, the Co-Managers acknowledge and accept this categorization. The Co-Managers and the Trust have the right to request a different categorization at any time from the Subadviser, however, the Subadviser only provides services to Professional Clients and will no longer be able to provide services to the Co-Manager and the Trust in the event of a request for change of categorization.

References in the Subadvisory Agreement to the “Supplemental Disclosures” means the document of that title provided to potential clients of the Subadviser and its delegates prior to investment that contains the Subadviser’s disclosures, as amended and notified to the Co-Managers from time to time.

2. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition of securities, exchange traded funds, repurchase and reverse repurchase agreements, derivatives contracts, options, futures contracts, options on futures contracts, and swap agreements and other financial instruments, all in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time and previously provided to Subadviser, being herein called the “Prospectus”). The Co-Managers hereby authorizes the Subadviser, as agent on behalf of the Trust, to negotiate, enter into, amend, and perform any and all obligations and exercise any and all rights under: (x) any affirmation platform and middleware provider agreements, trading platform and exchange agreements, clearinghouse agreements or similar types of agreements,: (y) brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts and (z) International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, limited partnership agreements, repurchase agreements, and such agreements and other documentation as may be required for the purchase or sale, assignment, transfer, and ownership of any permitted investment; provided, however, that upon request the Subadviser will supply the Co-Managers with copies of any ISDA Master Agreements and the related schedules and annexes. The Co-Managers acknowledges and understands that the Trust and the Co-Managers, as applicable, will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes as permitted hereunder. The Subadviser is permitted to open and maintain brokerage or other trading accounts in the name of the Trust, and complete all such account opening forms and agreements and provide relevant “know your customer” and other information regarding the Trust. The assets the Trust has provided to BlackRock for management may be transferred by BlackRock as collateral or margin free and clear of any lien, pledge, claim, charge or encumbrance granted directly by the Trust, consistent with the Prospectus and applicable law. The Subadviser’s management of such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers shall be subject to the following additional understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash. The Subadviser may delegate the performance of services and functions under this Agreement to an “affiliated person” (as defined in the 1940 Act) of the Subadviser so long as: (w) such delegation and the resulting performance of services and functions hereunder by any such “affiliated person” is not prohibited by, or inconsistent with the requirements of, applicable law, including the 1940 Act; (x) BlackRock retains ultimate discretionary authority over any portfolio management services provided by any such “affiliated person”; (y) BlackRock exercises appropriate oversight of the performance of services and functions hereunder by any such “affiliated person”; and (z) BlackRock does not pay any portion of the subadvisory fee paid received from the Co-Managers hereunder to such “affiliated person”; provided that the foregoing does not apply to any fee paid to BlackRock Financial Management, Inc. and BlackRock (Singapore) Limited, consistent with the subadvisory agreements between the Co-Managers and those entities. Notwithstanding anything herein to the contrary, the Subadviser's liability to the Co-Managers under this Agreement shall not be affected in any way whatsoever by any delegation of services by the Subadviser to any “affiliated person” of the Subadviser. In addition, notwithstanding any other provision of the Agreement, the Subadviser: (xx) may provide information about the Co-Managers and the Trust to any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder; (yy) will act in good faith and with due diligence in the selection, use, and monitoring of any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder; and (zz) shall ensure that any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which the Subadviser is subject with respect to the Trust.

(ii) In the performance of its duties and obligations under this Agreement with respect to such portion of the Trusts’ investments as the Co-Managers shall direct, the Subadviser shall act in conformity with the copies of the Second Amended and Restated Declaration of Trust of the Trust, dated as of December 1, 2005 and as amended and supplemented to date (the Declaration of Trust), the By-laws of the Trust, as amended and supplemented to date (the By-Laws), the Trust’s policies and procedures as adopted by its Board of Trustees, including the Trust’s valuation policies and procedures, and the Prospectus of the Trust, each as provided to Subadviser by the Co-Managers from time to time (collectively, the Trust Documents) and with the reasonable written instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, The Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended (the Code), each as applicable, and all other applicable federal and state laws and regulations; provided that compliance with the Code shall be solely with respect to the assets of the Trust under its management and based solely upon information provided by the Trust’s administrator, custodian and other service providers. In connection therewith, the Subadviser shall, among other things, provide reasonable assistance to the Co-Managers in preparing and filing such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). To the extent reasonably practicable, the Co-Managers shall supply Subadviser in advance with written copies of such policies and procedures of the Trust applicable to Subadviser’s performance of its duties and obligations in managing the Trust’s portfolio (or allocated portion thereof, as applicable), as well as any amendments, supplements or modifications thereto within a reasonable time before they become effective. The Co-Managers agree that Subadviser shall not be responsible for compliance with the policies and procedures of the Trust not provided to Subadviser in advance in accordance with this paragraph.

(iii) In effecting transactions for the Trust, the Subadviser will act in the Trust’s best interests and comply with any applicable obligations regarding best execution under the Financial Conduct Authority Rules (the “FCA Rules”). The Co-Managers confirm that they have been provided with a copy of the Supplemental Disclosures, as amended and notified to the Co-Managers from time to time, which includes information on the Subadviser’s order execution policy (the “Order Execution Policy”). The Co-Managers confirm that they have read and understood, and agree to, the Order Execution Policy. In particular, the Co-Managers consent to the Subadviser trading through brokers/counterparties and /or outside of a regulated market or multilateral trading facility (each as defined in the FCA Rules). Specific instructions from the Co-Managers in relation to the execution of orders may prevent the Subadviser from following its Order Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions. The Subadviser shall determine the securities and futures contracts and other financial instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Co-Managers or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct to the Subadviser in advance in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give consideration to securing the most favorable price and efficient execution as more fully detailed in its Order Execution Policy. Within the framework of this policy, the Subadviser may consider the size of trade, financial responsibility, reputation, financial condition, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract or other financial instruments to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations including, for the avoidance of doubt the FCA Rules, may, but shall be under no obligation to, aggregate the securities or futures contracts or other financial instruments to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations (as defined under U.S. law) to the Trust and to such other clients.

The Co-Managers acknowledge that the Subadviser does not hold Client Money and/or Safe Custody Assets for the Co-Managers and/or the Trust under the Client Asset Rules (the “CASS Rules”) of the FCA.

In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws, rules, and regulations, including, without limitation, Section 17(e) of the 1940 Act and Rule 17e-1 promulgated thereunder, the Subadviser may engage its affiliated persons, the affiliated persons of the Co-Managers, or any other subadviser to the Trust and such Subadviser’s affiliated persons, as broker-dealers to effect portfolio transactions in securities and other investments for the Trust.

From time to time, when determined by Subadviser in its capacity of a fiduciary (as defined under U.S. law) to the Trust to be in the best interests of the Trust, the Subadviser may purchase securities from, or sell securities on behalf of the Trust to, another account for which the Subadviser serves as investment Co-Managers or subadviser at the current market price for the relevant securities in accordance with the Trust’s policies and procedures adopted pursuant to Rule 17a-7 under the 1940 Act (the Trust’s 17a-7 Procedures) and other applicable law. Notwithstanding the forgoing, Subadviser shall provide to the Co-Managers: (i) quarterly reports on the 17a-7 transactions entered into on behalf of the Trust pursuant to the Trust’s 17a-7 Procedures and (ii) all information necessary for the Board of Trustees of the Trust to review such transactions as required by the Trust’s 17a-7 Procedures.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available during Subadviser’s normal business hours its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities managed by Subadviser.

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers with such information upon reasonable request of the Co-Managers.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conflicts of interest and material interests are described in the Supplemental Disclosures. Conversely, the Subadviser and the Co-Managers understand and agree that if the Co-Managers manages the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) With respect to the portion of the Trust’s assets the Subadviser manages, the Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures reasonably designed to prevent violations of the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable state and federal laws and regulations.

(d) The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. If applicable, the Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Co-Managers within a commercially reasonable time upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(c) hereof as the Co-Managers may reasonably request, subject to applicable law, attorney-client privilege and confidentiality restrictions.

(f) The Subadviser shall be responsible for the voting, or the abstaining from voting, of all shareholder proxies with respect to the investments and securities managed by Subadviser and held in the Trust’s portfolio, in accordance with its standard proxy voting guidelines, and subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(g) Upon reasonable request from the Co-Managers, the Subadviser will reasonably assist the valuation committee of the Trust or the Co-Managers in valuing securities of the Trust managed by Subadviser as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued; provided that the Subadviser shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust’s Fair Valuation Policies and Procedures.

(h) The Co-Managers have or will furnish Subadviser with properly certified or authenticated copies of, each of the following prior to the date hereof:

(i) the Declaration of Trust;

(ii) the By-Laws;

(iii) resolutions of the Board of Trustees of the Trust authorizing the appointment of Subadviser and approving the execution of this Agreement by the Co-Managers;

(iv) the Prospectus; and

(v) any applicable written instructions and directions of the Co-Managers.

During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing: (i) ten (10) business days (or such other time as may be mutually agreed) after receipt thereof with respect to prospectuses and proxy statements which refer to the Subadviser in any way and (ii) five (5) business days (or such other time as may be mutually agreed) after receipt thereof with respect to reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadviser in any way. Sales literature may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery. The Co-Managers agree to use commercially reasonable efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Subadviser are consistent with those materials previously approved by the Subadviser as referenced in the first sentence of this paragraph. It is understood that “BlackRock” is the name of the Subadviser’s parent company, BlackRock, Inc., and any derivative names or logos associated with such name are the valuable property of the Subadviser, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadviser or for any other purpose only so long as this Agreement shall continue, and that BlackRock does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. Upon a termination or expiration of this Agreement, the Co-Managers shall, as promptly as reasonably practicable after a termination or expiration of this Agreement: (i) supplement or otherwise amend the Prospectus to indicate that “BlackRock International Limited” no longer serves as a subadviser to the Trust; (ii) discontinue any new production or publication of sales literature bearing the name “BlackRock International Limited” or any related name, mark, or logo; and (iii) “buckslip” or otherwise supplement sales literature in the possession of the Co-Managers or its affiliates bearing the name “BlackRock International Limited” or any related name, mark, or logo to indicate that such firm no longer serves as a subadviser to the Trust. Notwithstanding the foregoing, the Co-Managers may, after any termination or expiration of this Agreement, retain copies of sales literature bearing the name “BlackRock International Limited” or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes.

The Co-Managers will furnish the Subadviser with copies of all amendments of or supplements to the foregoing that impact the management of the Trust within a reasonable time before they become effective to the extent reasonably practicable. Any amendments or supplements that impact the management of the Trust will not be deemed effective with respect to the Subadviser until the Subadviser’s receipt thereof, notice of which will be provided to the Subadviser, to the extent reasonably practicable, within a reasonable time before such amendments or supplements become effective.

(i) Each Manager and the Subadviser represents and warrants that: (i) it is registered with the Commission as an investment adviser under the Advisers Act; (ii) such registration is current and complete and complies with all material applicable provisions of the Advisers Act and the rules and regulations thereunder; (iii) it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement; and (iv) its performance under this Agreement does not conflict with any law, regulation or order to which it is subject.

3. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

4. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefore, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

5. The Co-Managers acknowledge that Subadviser does not guarantee investment results. The Co-Managers further recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Trust. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Co-Managers in any way or otherwise be deemed an agent of the Trust or the Co-Managers except in connection with the investment management services provided by the Subadviser under this Agreement. The Subadviser and its affiliates shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers or their respective affiliates in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Subadviser and its affiliates shall not be liable or responsible for any loss incurred in connection with any act or omission of any of the Trust’s trustees, administrators, custodian, or any broker-dealer or other third party (including any other sub-adviser to the Trust) in the absence of Subadviser's willful misfeasance, bad faith or gross negligence. The Co-Managers, jointly and severally, shall indemnify the Subadviser, its affiliated persons, officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be caused by or arise from any Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, its affiliated persons, officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be caused by or arise from the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Co-Managers delegate to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Co-Managers, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Co-Managers begin the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to BlackRock at 1 University Square, Princeton, NJ 08536  Attention:  Rachel Ricci. Telephone conversation between the Co-Managers and Subadviser, where required by the FCA Rules, will be recorded.

7. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. This Agreement is enforceable by the Co-Managers and the Subadviser and by their successors in title and permitted assignees. No other person shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

11. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is affected by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin
Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy Cronin

Name: Timothy Cronin
Title: President

BlackRock International Limited

By: /s/ Jeremy Agnew

Name: Jeremy Agnew
Title: Managing Director – BlackRock

By: /s/ Karen Poole

Name: Karen Poole
Title: Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided to this Portfolio by BlackRock Financial Management, Inc. and BlackRock International Limited, Prudential Investments LLC and AST Investment Services, Inc. will pay BlackRock Financial Management, Inc. an advisory fee on the net assets managed by BlackRock that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST BlackRock Global Strategies Portfolio

0.50% of the Portfolio’s average daily net assets to $250 million;

0.45% of the Portfolio’s average daily net assets over $250 million to $1 billion;

0.40% of the Portfolio’s average daily net assets over $1 billion to $2 billion;

0.375% of the Portfolio’s average daily net assets over $2 billion

* For purposes of calculating the subadvisory fee, the assets managed by BlackRock International Limited in the AST BlackRock Global Strategies Portfolio will be aggregated with the assets managed by BlackRock Financial Management, Inc. in the AST BlackRock Global Strategies Portfolio. The subadvisory fee will be paid to BlackRock Financial Management, Inc.

Dated as of April 2, 2015.